EXHIBIT 21.1

SUBSIDIARIES OF NORWESTECH, INC.

Bio-Newco, Inc., a Washington corporation (formerly known as Pacific Biomarkers, Inc.)

Newco Tech, Inc., a Washington corporation (formerly known as PBI Technology, Inc.)

Bioquant Inc., a Michigan corporation